SUB-ITEM 77E: Legal Proceedings

On June 2, 2011, a complaint was filed against Hartford Investment Management Company captioned Deutsche Bank Trust Co. Americas v. Aetna, Inc., No. 1:11-cv-09584 (S.D.N.Y.) (formerly No. 11-895, (D. Conn.)) (the “Aetna action”).  On August 24, 2011, an amended complaint was filed in the Aetna action that named Hartford Investment Management Company as a defendant.  In a similar action, a complaint has been filed naming Hartford Index HLS Fund, a series of Hartford Series Fund, Inc., as a defendant captioned Kirschner, as Litigation Trustee of the Tribune Litigation Trust v. FitzSimons, No. 12-2652 (S.D.N.Y.) (formerly The Official Committee of Unsecured Creditors of Tribune Co. v. FitzSimons, Adv. Pro. No. 10-54010 (Bankr. D. Del.)) (the “FitzSimons action”).  The complaints relate to the bankruptcy of the Tribune Company, which was a public company that repurchased its shares in a leveraged buyout (“LBO”) in 2007, but entered bankruptcy a year later.  The plaintiffs in each case allege that the repurchase of shares acted as a fraudulent transfer, and seek to recover from each defendant the amount of consideration received in the buyout.  Each action has been transferred to the United States District Court for the Southern District of New York.  The Aetna action has been consolidated with other Tribune LBO-related lawsuits in a multidistrict litigation proceeding captioned In re Tribune Company Fraudulent Conveyance Litig., No. 11-md-2696 (S.D.N.Y.) (the “MDL Proceeding”).  On September 23, 2013, the District Court granted the defendants’ motion to dismiss the state law constructive fraudulent conveyance actions (“SLCFC actions”) that had been consolidated into the MDL Proceeding, including the Aetna action, on the basis that the plaintiffs did not have standing to pursue their claims.  On September 30, 2013, the plaintiffs in the SLCFC actions filed a notice of appeal to the United States Court of Appeals for the Second Circuit.  On October 28, 2013, the defendants filed a joint notice of cross-appeal of that same order.  On November 20, 2013, the District Court issued Master Case Order No. 4 governing the next steps in the FitzSimons action, including the protocol for filing of any motions to dismiss the lawsuit.  The Hartford intends to vigorously defend these actions